As filed with the Securities and Exchange Commission on June 10, 2003

Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

DepoMed, Inc.
(Exact Name of Registrant as Specified in Its Charter)

California		94-3229046
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

1360 O’Brien Drive, Menlo Park, California, 94025
(Address of Principal Executive Offices)

Amended and Restated 1995 Stock Option Plan
(Full Title of the Plan)

John W. Fara, Ph.D.
Chairman, President and Chief Executive Officer
1360 O’Brien Drive
Menlo Park, California 94025
(Name and Address of Agent For Service)

(650) 462-5900
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Stephen C. Ferruolo
Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122-1246
Telephone: (858) 450-8400

Facsimile: (858) 450-8499

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value, issuable under Amended and Restated 1995 Stock Option Plan	1,800,000	$3.725	$6,705,000	$542.43

(1)          Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Stock reported on the American Stock Exchange on June 3, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                       Incorporation of Documents by Reference

The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference in this registration statement:

(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Commission on March 31, 2003;

(b)           The Registrant’s Current Report on Form 8-K filed with the Commission on April 1, 2003;

(c)           The Registrant’s Current Report on Form 8-K filed with the Commission on April 25, 2003;

(d)           The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the Commission on May 15, 2003;

(e)                                  The Registrant’s Current Report on Form 8-K filed with the Commission on May 16, 2003;

(g)           The description of the Common Stock of the Registrant contained in the Registrant’s registration statement filed under the Exchange Act registering such Common Stock under Section 12 of the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Item 4.                       Description of Securities.

Not applicable.

Item 5.                       Interests of Named Experts and Counsel.

Julian N. Stern, the sole shareholder of a professional corporation which was a partner of Heller Ehrman White & McAuliffe LLP, is a director and Secretary of the company. Mr. Stern beneficially owns 120,833 shares of Common Stock of the Registrant.  Other attorneys at Heller Ehrman White & McAuliffe LLP beneficially own 6,500 shares of Common Stock.

Item 6.                       Indemnification of Directors and Officers

Pursuant to Sections 204 and 317 of the California Corporations Code, as amended, the Registrant has included in its articles of incorporation and bylaws provisions regarding the indemnification of officers and directors of the Registrant.  Article Four of Registrant’s Amended and Restated Articles of Incorporation provides as follows:

“The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.  This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by bylaw, agreement or otherwise, in excess of the indemnification expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.  If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expense to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to “California law” shall to that extent be deemed to refer to California law as so amended.”

Section 29 of the Registrant’s Bylaws, as amended, provides as follows:

“29.  Indemnification of Directors and Officers.

(a)           Indemnification.  To the fullest extent permissible under California law, the corporation shall indemnify its directors and officers against all expenses, judgment, fines, settlement and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans).  To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification under this bylaw in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses.  If, after the effective date of this bylaw, California law is amended in a manner which permits the corporation to authorize indemnification of or advancement of expenses to its directors or officers, in any such case to a greater extent than is permitted on such effective date, the references in this bylaw to “California law” shall to that extent be deemed to refer to California law as so amended.  The rights granted by this bylaw are contractual in nature and, as such, may not be altered with respect to any present or former director or officer without the written consent of that person.

(b)           Procedure.  Upon written request to the Board of Directors by a person seeking indemnification under this bylaw, the Board shall promptly determine in accordance with Section 317(e) of the California Corporations Code whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification.  If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation’s expense) or the corporation’s shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

(c)           Definitions.  The term “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative.  The term “expenses” includes, without limitation, attorney’s fees and any expenses of establishing a right to indemnification.”

The Registrant has entered into indemnification agreements with each of its current directors and officers pursuant to the foregoing provisions.

Item 7.                       Exemption from Registration Claimed

Not applicable.

Item 8.                       Exhibits

5.1	Opinion of Heller Ehrman White & McAuliffe LLP

10.1	Amended and Restated 1995 Stock Option Plan

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-4)

Item 9.                       Undertakings

A.            The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, State of California, on this 10th day of June, 2003.

DEPOMED, INC.

By:	/s/ John W. Fara, Ph.D.
John W. Fara, Ph.D.
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY TO SIGN AMENDMENT

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John W. Fara and John F. Hamilton with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ John W. Fara, Ph.D.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 10, 2003
John W. Fara, Ph.D.

/s/ John F. Hamilton	Vice President, Finance and Chief Financial Officer (Principal Accounting and Financial Officer)	June 10, 2003
John F. Hamilton

/s/ John N. Shell	Vice President, Operations and Director	June 10, 2003
John N. Shell

/s/ John W. Shell, Ph.D.	Director	June 10, 2003
John W. Shell, Ph.D.

/s/ G. Steven Burrill	Director	June 10, 2003
G. Steven Burrill

/s/ Michael J. Callaghan	Director	June 10, 2003
Michael J. Callaghan

/s/ Julian N. Stern	Director	June 10, 2003
Julian N. Stern

/s/ W. Leigh Thompson, M.D., Ph.D.	Director	June 10, 2003
W. Leigh Thompson, M.D., Ph.D.

Index to Exhibits

Item No.	Description of Item

5.1	Opinion of Heller Ehrman White & McAuliffe LLP

10.1	Amended and Restated 1995 Stock Option Plan

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-4)